UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2026

USBC, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37479	90-0273142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 E 2nd Street, 15th Floor, Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

775-239-7673
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	USBC	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 25, 2026, USBC, Inc. (the “Company”) entered into an unsecured promissory note (the “Note”) with Goldeneye 1995 LLC (“Goldeneye”), pursuant to which Goldeneye may make advances to the Company from time to time in an aggregate principal amount of up to $22.0 million. Each advance made under the Note will constitute part of a single term loan, and amounts repaid or prepaid may not be reborrowed. No advances had been made under the Note as of the date of this Current Report.

Borrowings under the Note bear interest at a rate of 8.5% per annum, payable quarterly beginning December 31, 2026, and mature on September 25, 2029, unless earlier repaid in accordance with the terms of the Note. The Note is unsecured and may be prepaid, in whole or in part, at any time without premium or penalty. It contains customary representations, warranties, covenants and events of default. Upon the occurrence and continuation of an event of default, amounts outstanding under the Note may become immediately due and payable and the interest rate may increase to 11.5% per annum, as provided in the Note. The Company intends to use proceeds of any advances under the Note for general corporate and working capital purposes.

Goldeneye is solely owned and managed by Robert Gregory Kidd, the Company’s Chairman and Chief Executive Officer, and holds a majority of the voting power of the Company’s outstanding common stock. Accordingly, the Note constitutes a related-party transaction pursuant to Item 404 of Regulation S-K.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s ongoing product development activities, the testing and progression of its tokenized deposit product offering, the anticipated timing and execution of future development phases, the potential launch of a retail product, the Company’s engagement with third-party partners and vendors, including affiliated service providers, expected future expenditures and reimbursements in connection with such activities, future borrowings and the availability and use of proceeds under the Company’s financing arrangements, and the Company’s ability to maintain sufficient collateral coverage under its Bitcoin-backed credit facility. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, regulatory approvals, market adoption, technological developments, volatility in digital asset markets, the Company’s liquidity and financing needs and its ability to obtain and repay borrowings, collateral calls, mandatory repayments or liquidation events under the Master Loan Agreement, and other risks and uncertainties more fully detailed in the section captioned “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the transition period ended December 31, 2025, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, Current Reports on Form 8-K, and other reports filed with the SEC from time to time. As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company’s actual results may differ materially from those expressed or implied in such statements. Forward-looking statements contained in this Current Report are only made as of this date, and the Company undertakes no duty to update such information after the date of this Current Report except as required under applicable law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Unsecured Promissory Note, dated September 25, 2026, between USBC, Inc. and Goldeneye 1995 LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

USBC, INC.

Date: October 1, 2026	By:	/s/ Daniel Beck
	Name:	Daniel Beck
	Title:	Chief Financial Officer